As filed with the U.S. Securities and Exchange Commission on January 2, 2019

Registration No. 333-176049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-176049

STATE BANK FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	27-1744232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

(Address, including zip code, of registrant’s principal executive offices)

State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan

(Full title of the Plans)

Jerry W. Powell

Executive Vice President and General Counsel

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

(713) 871-4000

(Name, address and telephone number of agent for service)

With a copy to:

David E. Shapiro, Esq.

Mark F. Veblen, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 (this “Amendment”) relates to the following Registration Statement of State Bank Financial Corporation, a Georgia corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•

Registration Statement No. 333-176049, filed with the Securities and Exchange Commission August 4, 2011, registering shares of the common stock of the Registrant issuable under the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan. In addition to such shares, pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement covered an undetermined number of shares of common stock of the Registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered thereunder.

On January 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 11, 2018 (the “Merger Agreement”), by and between the Registrant and Cadence Bancorporation, a Delaware corporation (“Cadence”), the Registrant merged with and into Cadence (the “Merger”), with Cadence continuing as the surviving entity in the Merger. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

This Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of January, 2019.

CADENCE BANCORPORATION (as successor-by-merger to State Bank Financial Corporation)

By:	/s/ Jerry W. Powell
	Name:	Jerry W. Powell
	Title:	Executive Vice President and General Counsel